Exhibit 10.37
EQUITY OFFICE PROPERTIES TRUST
NON-QUALIFIED SHARE OPTION AGREEMENT
FOR EMPLOYEES
     This NON-QUALIFIED SHARE OPTION AGREEMENT (this “Agreement”) is made as of _________ (the “Grant Date”) between Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”), and _________ (the “Optionee”).
W I T N E S S E T H:
     WHEREAS, the Company desires, by affording the Optionee an opportunity to purchase authorized common shares of beneficial interest of the Company, $.01 par value per share (the “Shares”), as hereinafter provided, to carry out the purposes of the Equity Office Properties Trust 2003 Share Option and Share Incentive Plan, as amended (the “Plan”);
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:
     1.       Grant of Share Option. The Company hereby grants to the Optionee a non-qualified share option (the “Share Option”) to purchase all or any part of an aggregate _________ Shares, such number being subject to adjustment as provided in Paragraph 5 hereof, on the terms and conditions hereinafter set forth.
     2.       Term of Share Option. The term of the Share Option shall be for a period of ten (10) years, beginning on the Grant Date and ending on _________ (the “Expiration Date”), except as follows:
(a)	Notwithstanding any other provision to the contrary, the Share Option shall expire immediately and become null and void if (i) the Optionee violates any agreement covering non-competition with the Company or any Subsidiary (as defined in the Plan), (ii) the Optionee’s Service (as defined below) terminates for cause (as defined below), or (iii) the Chief Legal Counsel determines that the Optionee committed acts or omissions that would have been the basis for a termination of the Optionee’s Service for cause had such acts or omissions been discovered prior to termination.
(A)	an Optionee’s “Service” shall continue until he or she is no longer an employee, officer, trustee, director of the Company or an entity that, at the time such Service terminates, is a Subsidiary (as such term is defined under the Plan); and

(B)	“cause” shall consist of:
(i)	violations of the Company’s drug and alcohol policy;

(ii)	illegal, dishonest or unethical conduct;

(iii)	violations of the Company’s anti-harassment policy;

(iv)	threatening to commit or committing injury or damage to customers, fellow employees, guests or company property; or

(v)	any other instance where the Compensation Committee of the Board of Trustees (the “Committee”) deems there is sufficient cause.
(b)	Subject to paragraph 2 (a) hereof, if the Optionee’s Service is terminated other than: (i) for cause; (ii) because of the Optionee’s death, Disability (as defined under the Plan) or retirement at or after his or her attainment of age 62; or (iii) as a result of a Change in Control of the Company (as more particularly and specifically defined in the Plan), the Share Option shall be exercisable only with respect to the number of Shares that are vested and exercisable (as determined under Paragraph 4 hereof) on the date such Service terminates and shall expire three (3) months from the date of the termination of the Optionee’s Service. From and after the effective date of the termination of such Service, the Optionee shall be allowed to exercise the Share Option with respect to the Shares that are vested and exercisable as of the effective date of the termination, but only if the Optionee has satisfied any outstanding debts or liabilities to the Company and has returned all Company property in his or her possession. For purposes of this Agreement and the Plan, a “Change in Control” (as more particularly and specifically defined in the Plan) shall be deemed to occur upon:
(A)	the acquisition by any entity, person or group of more than thirty percent (30%) of the combined voting power of the outstanding voting securities of Equity Office;

(B)	approval by shareholders of Equity Office of a merger, consolidation or reorganization of Equity Office with one (1) or more other entities, as a result of which the holders of all outstanding voting securities of Equity Office immediately prior to such transaction hold less than seventy percent (70%) of the combined voting power of the outstanding voting securities of the surviving or resulting corporation in substantially the same relative proportion as their ownership of the outstanding voting securities of Equity Office immediately before the transaction and the incumbent members of the Board of Trustees of Equity Office immediately before the transaction do not constitute at least a majority of the members of the board of the resulting corporation; or

(C)	approval by shareholders of Equity Office of a complete liquidation or dissolution of Equity Office; or

(D)	the rejection by the voting beneficial owners of the outstanding Shares of the entire slate of trustees proposed by the Board at a single election of trustees; or

(E)	the rejection by the voting beneficial owners of the outstanding Shares of one-half or more of the trustees proposed by the Board over any two or more consecutive elections of trustees; or

(F)	approval by shareholders of Equity Office of an agreement for the sale of substantially all of the assets of Equity Office other than to an entity of which Equity Office directly or indirectly owns at least seventy percent (70%) of the voting share.

(c)	If the Optionee’s Service terminates as the result of his or her death, the Share Option shall become fully vested and will expire twelve (12) months following the date of the Optionee’s death, but no later than the Expiration Date. The vested Share Option shall be exercisable by the Optionee’s heirs, legatees or estate that receive the Share Option, as determined by the Committee in accordance with the Plan and Paragraph 6 hereof.

(d)	If the Optionee’s Service is terminated because of his Disability or retirement at or after age 62 or as a result of a Change in Control of the Company, the Share Option shall be immediately exercisable in full and shall expire on the Expiration Date.
     3.       Purchase Price . The per share purchase price of the Shares shall be $_________, subject to adjustment as provided below in Paragraph 5.
     4.       Exercise of Share Option. This Paragraph 4 describes the time and manner in which the Share Option may be exercised.
(a)	The Share Option shall be exercisable in accordance with a vesting schedule under which _________ (_/_) of the Share Options will vest on each of _________. Notwithstanding the foregoing, the Share Option shall become fully vested and immediately exercisable with respect to all of the Shares if the Optionee’s Service is terminated as a result of his or her death, Disability or retirement at or after his or her attainment of age 62 or as a result of a Change in Control.

(b)	Once the Share Option becomes exercisable, the Optionee or such other persons as are entitled to exercise the Share Option (as described in Paragraphs 2(c) and 6 hereof) may exercise the Share Option by providing written notice to exercise prior to the Expiration Date to the attention of Fidelity Investments, or such other broker as the Company shall identify in a written notice to Optionee as the Company’s designated broker for the Plan (the “Designated Broker”). Such written notice to exercise or electronic transmission of notice to exercise shall be in a form acceptable to the Designated Broker and may state that the Share Option is being exercised thereby and the number of Shares in respect of which it is being exercised. Such written notice shall be signed by the person or persons so exercising the Share Option and shall be accompanied by payment in full of the purchase price for such Shares, together with any required state, federal and payroll withholding taxes. Payments under this Paragraph 4 may be made (i) in cash, (ii) in Shares to be valued at the Fair Market Value thereof (as defined under the Plan) on the date of such exercise, (iii) with other consideration deemed to be acceptable by the Committee, or (iv) with a combination of any of the foregoing means. If the Share Option shall be exercised by any person or entity other than the Optionee, such written notice and payment must also be accompanied by appropriate proof of the right of such person or entity to exercise the Share Option. As soon as practicable following its receipt of sufficient written notice, payment and any other required documentation, the Designated Broker shall register, in the name of the person or entity exercising the Share Option, the Shares purchased under the Share Option.

(c)	Notwithstanding any provision of this Agreement or the Plan to the contrary, the Optionee or such other persons as are entitled to exercise the Share Option (as described in Paragraphs 2(c) and 6 hereof) will be prohibited from exercising the Share Option to the extent that the Chief Legal Counsel of the Company has determined that purchases and sales of Company securities should be restricted because of the existence or potential existence of material nonpublic information concerning the Company, whether or not such determination has been communicated to the Optionee or such other persons. If the Chief Legal Counsel of the Company has made such a determination and the Optionee or such other persons give notice of an intent to exercise the Share Option (and satisfy all other conditions to the exercise of the Share Option), the Chief Legal Counsel shall advise the Optionee or such other persons concerning such restrictions, and unless such notice is withdrawn, the effective time of the Optionee’s exercise shall be postponed to the earlier of the date that the Chief Legal Counsel determines that such restriction is no longer necessary with respect to exercises of the Share Option or the day before the date that the Share Option expires.
     5.       Adjustment of Shares Subject to the Share Option. In the event of any change in the number of outstanding Shares by reason of any Share dividend, split, recapitalization, merger, consolidation, combination, exchange of Shares or other similar corporate change, the aggregate number and kind of Shares subject to the Share Option shall be proportionately adjusted by the Committee so that the aggregate value of such Shares shall remain unchanged, and the terms of this Agreement may be adjusted by the Committee in such manner as it deems equitable. If the foregoing adjustment results in a fractional number of Shares being subject to the Share Option, the fractional Share will be eliminated by rounding down to the nearest whole Share. All adjustments under this Paragraph 5 shall be made in the sole discretion of the Committee as it deems necessary and appropriate and shall be effective as of the day such action necessitating such adjustment becomes effective. Notwithstanding the foregoing, in no event shall the price per Share provided under this Agreement be adjusted below the par value of any such Share.
     6.       Transferability. The Share Option shall not be transferable other than:
(a)	by will or the laws of descent and distribution;

(b)	pursuant to a “domestic relations order” (as such term is defined under the Internal Revenue Code (the “Code”)), to the extent not inconsistent with the applicable provisions of the Code; or

(c)	pursuant to a transfer made by the Optionee during his or her lifetime to his or her spouse, child or children, grandchild or grandchildren, or other family member or to a trust for the benefit of one (1) or more of such family members, provided that: (i) the transferee thereof shall hold such Share Option subject to all of the conditions and restrictions contained herein and in the Plan; and (ii) as a condition of such transfer, the Company may require the transferee to agree in writing (in a form acceptable to the Committee) that the grant is subject to such conditions and restrictions.

     The Share Option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, nor subject to execution, attachment or similar process, except as provided in this Paragraph 6. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Share Option contrary to the provisions of this Paragraph 6 and of the Plan, and the levy of any execution, attachment or similar process upon the Share Option, shall be null and void and without effect.
     7.       Withholding Taxes. If at any time the Company is required to withhold taxes on ordinary income recognized by the Optionee or other person or entity with respect to Shares received under the Share Option, the Company shall have the right to withhold from amounts payable to such person an amount necessary to satisfy all federal, state and local payroll tax withholding requirements.
     Without limiting the generality of the foregoing:
(a)	the person or entity exercising the Share Option may elect to satisfy all or part of the foregoing tax withholding requirements by delivery of unrestricted Shares having a Fair Market Value (as defined under the Plan) equal to the amount of taxes to be so withheld; and

(b)	the Committee may permit any such delivery of Shares to be made by withholding Shares otherwise issuable pursuant to the Share Option (in which event the date of delivery shall be deemed to be the date the Share Option is exercised) having a Fair Market Value (as defined in the Plan) equal to the amount of taxes to be withheld.
     8.       Service Rights of Optionee. This Agreement shall not constitute a contract of continued Service, and the Optionee’s receipt of the Share Option does not give him or her the right to be retained in the Service of the Company or any Subsidiary.
     9.       Shareholder Rights. The Optionee or other person or entity exercising the Share Option shall have no rights as a shareholder with respect to Shares to be acquired by the exercise of the Share Option until the earlier of the date of issuance of such Shares or the date the Optionee becomes entitled to such Shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the earlier of the date such Shares are issued and the date the Optionee becomes entitled to such Shares. All Shares purchased upon the exercise of the Share Option as provided herein shall be fully paid and non-assessable.
     10.       Availability of Shares. The Company shall at all times during the term of the Share Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement, pay all original issue taxes, if any, with respect to the issuance of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

     11.       Notices. Each notice relating to this Agreement shall be given in writing and shall be sufficiently given if sent by registered or certified mail, or by nationally recognized overnight delivery service, postage or charges prepaid, to the address as hereinafter provided. Any such written notice or communication given by mail shall be deemed to have been given two (2) business days after the date so mailed, and such written notice or communication given by overnight delivery service shall be deemed to have been given one (1) business day after the date so sent. Each written notice to the Company shall be addressed to it at its offices at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Chief Legal Counsel (or, in the case of notices pursuant to Paragraph 4(b) hereof, Attention: Fidelity Investments, P.O. Box 770001, Cincinnati, Ohio 45277-0003) or such other address identified in a written notice from the Company to the Optionee delivered in the manner prescribed in this Paragraph 11. Each written notice to the Optionee or other person or entity then entitled to exercise the Share Option shall be addressed to the Optionee or such other person or entity at the Optionee’s last known address on the records of the Company.
     12.       Incorporation of the Plan. Notwithstanding the terms and conditions contained herein, this Agreement shall be subject to and governed by all of the terms and conditions of the Plan (including amendments to the Plan) that are hereby incorporated by reference. In the event of any discrepancy or inconsistency between the terms and conditions of this Agreement and those of the Plan, the terms and conditions of the Plan shall control.
     13.       Interpretation. The interpretation and construction by the Committee of any terms or conditions of the Plan, this Agreement or other matters related to the Plan shall be final and conclusive.
     14.       Enforceability. This Agreement shall be binding upon the Optionee and his or her estate, assignee, transferee, personal representative and beneficiaries.

EQUITY OFFICE PROPERTIES TRUST
By:	Richard Kincaid
President and Chief Executive Officer

GRANTEE

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